Master Demand Business Loan Note
______________________________________________________________________________

Due on Demand                       $2,500,000.00

No. 0042450                         Date November 25, 1998

Promise to Pay. For value received, Alternate Marketing Networks, Inc. (the "Borrower") promises to pay On Demand to NBD Bank (the "Bank"), or order, at any office of the Bank in the State of Michigan, the sum of Two Million Five Hundred Thousand and no/100 DOLLARS ($2,500,000.00), or such lesser sum as is indicated on Bank records, plus interest computed on the basis of the actual number of days elapsed in a year of 360 days at the rate of:

     1/2 % per annum above the rate announced from time to time by the Bank as its "prime" rate (the "Note Rate"), which rate may not be the lowest rate charged by the Bank to any of its customers, until maturity, whether by demand, acceleration or otherwise, and at the rate of 3% per annum above the Note Rate on overdue principal from the date when due until paid. Each change in the "prime" rate will immediately change the Note Rate.

In no event shall the interest rate exceed the maximum rate allowed by law; any interest payment which would for any reason be deemed unlawful under applicable law shall be applied to principal.

Interest will be computed on the unpaid principal balance from the date of each borrowing.

The Borrower will pay this sum on demand. Until demand, the Borrower will pay consecutive monthly installments of interest only commencing December 30, 1998.

Late Fee. If any payment is not received by the Bank within fifteen days after its due date, the Bank may assess and the Borrower agrees to pay a late fee equal to the lesser of five percent of the past due amount or $350.00.

Master Demand Note. The Bank has authorized a discretionary credit facility to the Borrower in a principal amount not to exceed the face amount of this note. The credit facility is in the form of loans made from time to time by the Bank to the Borrower at the Bank's sole discretion. This note evidences the Borrower's obligation to repay those loans. The aggregate principal amount of debt evidenced by this note shall be the amount reflected from time to time in the records of the Bank but shall not exceed the face amount of this note.
The Borrower acknowledges and agrees that no provision of this note and no course of dealing by the Bank shall commit the Bank to make loans to the Borrower and that notwithstanding any provision of this note or any other instrument or document, all loans evidenced by this note are due and payable on demand, which may be made by the Bank at any time, whether or not any event of acceleration then exists.

Credit Agreement. This note evidences a debt under the terms of a Credit Authorization Agreement between the Bank and the Borrower dated August 28, 1998 and any amendments.

Security. To secure the payment of this note and any other present or future liability of the Borrower, whether several, joint, or joint and several, the Borrower pledges and grants to the Bank a continuing security interest in the following described property and all of its additions, substitutions, increments, proceeds and products, whether now owned or later acquired ("Collateral"):

1. All securities and other property of the Borrower in the custody, possession or control of the Bank (other than property held by the Bank solely in a fiduciary capacity);
2. All property or securities declared or acknowledged to constitute security for any past, present or future liability of the Borrower to the Bank;
3.  All balances of deposit accounts of the Borrower with the Bank;
4. The following additional property: A First Lien position in Accounts Receivable, plus those of Guarantors, National Home Delivery, Inc., Alternate Postal Direct, Inc., and Newspaper Marketing Solutions, Inc.

Bank's Right to Setoff. The Bank shall have the right at any time to apply its own debt or liability to the Borrower or to any other party liable on this note in whole or partial payment of this note or other present or future liabilities, without any requirement of mutual maturity.

Representations by Borrower. Each Borrower represents: (a) that the execution and delivery of this note and the performance of the obligations it imposes do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any governmental authority or any third party; (b) that this note is a valid and binding agreement, enforceable according to its terms; and (c) that all balance sheets, profit and loss statements, and other financial statements furnished to the Bank are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates. Each Borrower, other than a natural person, further represents: (a) that it is duly organized, existing and in good standing pursuant to the laws under which it is organized; and (b) that the execution and delivery of this note and the performance of the obligations it imposes
(i) are within its powers and have been duly authorized by all necessary action of its governing body; and (ii) do not contravene the terms of its articles of incorporation or organization, its by laws, or any partnership, operating or other agreement governing its affairs.

Events of Default/Acceleration. If any of the following events occurs, this note shall be due immediately without notice at the Bank's option whether or not the Bank has made demand.
1. The Borrower or any guarantor of this note ("Guarantor") fails to pay when due any amount payable under this note or under any agreement or instrument evidencing debt to any creditor;
2. The Borrower or any Guarantor (a) fails to observe or perform any other term of this note; (b) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; (c) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (d) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than the debt evidenced by this note) such that the creditor declares the debt due before its maturity;
3. There is a default under the terms of any loan agreement, mortgage, security agreement, or any other document executed as part of the loan evidenced by this note, or any guaranty of the loan evidenced by this note becomes unenforceable in whole or in part, or any Guarantor fails to promptly perform under its guaranty;
4. A "reportable event" (as defined in the Employee Retirement Income Security Act of 1974 as amended) occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of the Borrower or any affiliate of the Borrower;
5. The Borrower or any Guarantor becomes insolvent or unable to pay its debts as they become due;
6. The Borrower or any Guarantor (a) makes an assignment for the benefit of creditors; (b) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its assets; or (c) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws of any jurisdiction;
7. A custodian, receiver, or trustee is appointed for the Borrower or any Guarantor or for a substantial part of its assets without the consent of the party against which the appointment is made and is not removed within 60 days after such appointment;
8. Proceedings are commenced against the Borrower or any Guarantor under any bankruptcy, reorganization, liquidation, or similar laws of any jurisdiction, and such proceedings remain undismissed for 60 days after commencement; or the Borrower or Guarantor consents to the commencement of such proceedings;
9. Any judgment is entered against the Borrower or any Guarantor, or any attachment, levy, or garnishment is issued against any property of the Borrower or any Guarantor;
10. The Borrower or any Guarantor dies;
11. The Borrower or any Guarantor, without the Bank's written consent, (a) is dissolved, (b) merges or consolidates with any third party, (c) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of business, (d) leases, purchases or otherwise acquires a material part of the assets of any other corporation or business entity except in the ordinary course of business, or (e) agrees to do any of the foregoing (notwithstanding the foregoing, any subsidiary may merge or consolidate with any other subsidiary, or with the Borrower so long as the Borrower is the survivor);
12. The loan-to-value ratio of any pledged securities at any time exceeds
    N/A %, and such excess continues for five (5) days after notice from the Bank to the Borrower;
13. There is a substantial change in the existing or prospective financial condition of the Borrower or any Guarantor which the Bank in good faith determines to be materially adverse;
14. The Bank in good faith deems itself insecure.

Remedies. If this note is not paid at maturity, whether by acceleration or otherwise, the Bank shall have all of the rights and remedies provided by any law or agreement. Any requirement of reasonable notice shall be met if the Bank sends the notice to the Borrower at least seven (7) days prior to the date of sale, disposition or other event giving rise to the required notice. The Bank is authorized to cause all or any part of the Collateral to be transferred to or registered in its name or in the name of any other person, firm or corporation, with or without designation of the capacity of such nominee. The Borrower shall be liable for any deficiency remaining after disposition of any Collateral. The Borrower is liable to the Bank for all reasonable costs and expenses of every kind incurred in the making or collection of this note, including, without limitation, reasonable attorneys' fees and court costs. These costs and expenses shall include, without limitation, any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

Waiver. Each endorser and any other party liable on this note severally waives demand, presentment, notice of dishonor and protest, and consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or part of the Collateral, to the addition of any party, and to the release or discharge of, or suspension of any rights and remedies against, any person who may be liable for the payment of this note. No delay on the part of the Bank in the exercise of any right or remedy shall operate as a waiver. No single or partial exercise by the Bank of any right or remedy shall preclude any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default shall be effective unless in writing and signed by the Bank, nor shall a waiver on one occasion be construed as a bar to or waiver of that right on any future occasion.

Miscellaneous. The Borrower, if more than one, shall be jointly and severally liable, and the term "Borrower" shall mean any one or more of them. This note shall be binding on the Borrower and its successors, and shall inure to the benefit of the Bank, its successors and assigns. Any reference to the Bank shall include any holder of this note. This note is delivered in the State of Michigan and governed by Michigan law. Section headings are for convenience of reference only and shall not affect the interpretation of this note.

Waiver of Jury Trial. The Bank and the Borrower knowingly and voluntarily waive any right either of them have to a trial by jury in any proceeding (whether sounding in contract or tort) which is in any way connected with this or any related agreement, or the relationship established under them. This provision may only be modified in a written instrument executed by the Bank and the Borrower.

Address:                           Borrower:

One Ionia, S.W.                    Alternate Marketing Networks, Inc.
Suite 300
Grand Rapids, Michigan  49503-4145 By: /s/ Sandra J. Smith
                                   Sandra J. Smith, Chief Financial Officer

NBD Bank
200 Ottawa Avenue N.W.
Grand Rapids, Michigan  49503-2468
Telephone:  (616) 771-7395
Fax:  (616) 771-7440

William A. Bruinsma
Vice President

August 28, 1998

Ms. Sandra J. Smith
Chief Financial Officer
Alternate Marketing Networks, Inc.
1 Ionia, S.W.
Suite 300
Grand Rapids, MI  49503-4145

Dear Sandy:

I am pleased to inform you that NBD Bank (hereafter called "NBD") has approved a $1,000,000 short-term credit facility for Alternate Marketing Networks, Inc. The terms and conditions of this loan facility are as follows:

Borrower:  Alternate Marketing Networks, Inc.

Loan Amount:  $1,000,000 short-term credit facility (hereafter called "Loan").

Use of Loan Proceeds: Borrowings under the Loan shall be used to support the working capital needs of the Borrower.

Interest Rate: One-half percent (1/2%) over NBD's prime rate, as it is announced from time to time.

Fees:  None.

Collateral: First lien position in all accounts receivable of Borrower, National Home Delivery, Inc., Alternate Postal Direct, Inc. and Newspaper Marketing Solutions, Inc.

Advance Formula: Amounts outstanding under the Loan shall not exceed the lesser of $1,000,000 or 70% of acceptable accounts receivable. Acceptable accounts receivable are defined as the collective receivables of the Borrower, National Home Delivery, Inc., Alternate Postal Direct, Inc. and Newspaper Marketing Solutions, Inc. aged less than 90 days from date of invoice, not from an affiliated person or entity, not foreign, not from the U.S. government, not in dispute, and not subject to offset.

Supporting Documentation: Corporate guarantees of National Home Delivery, Inc., Alternate Postal Direct, Inc. and Newspaper Marketing Solutions, Inc.

Loan Repayment: NBD shall require monthly interest-only payments on amounts borrowed.

Expiry:  June 30, 1999.

Servicing Requirements:

1. Monthly accounts receivable and accounts payable agings and listings of Borrower and guarantors.

2. Quarterly financial statements of Alternate Marketing Networks, Inc., and subsidiaries.

3. Annual audited financial statements of Alternate Marketing Networks, Inc., and subsidiaries.

Sandy, if the aforementioned terms and conditions are as agreeable to you as they are to us, please sign, date, and return the enclosed copy of this letter in the envelope provided. Upon receipt of this letter, I will work at putting together the revised loan documentation reflecting the new loan amount in addition to the name changes that have taken place during the past year.

Yours truly,

/s/ Bill Bruinsma

Accepted and Agreed to this 31st day of August, 1998.

Alternate Marketing Networks, Inc.


By:  /s/ Sandra J. Smith

Its:  CFO

Enclosures

NBD Bank
200 Ottawa Avenue N.W.
Grand Rapids, Michigan  49503-2468
Telephone:  (616) 771-7395
Fax:  (616) 771-7440

William A. Bruinsma
Vice President

November 24, 1998

Ms. Sandra J. Smith
Chief Financial Officer
Alternate Marketing Networks, Inc.
1 Ionia, S.W.
Suite 300
Grand Rapids, MI  49503-4145

Dear Sandy:

Please use this letter as an amendment to the Letter Loan Agreement between NBD Bank and Alternate Marketing Networks, Inc., dated August 28, 1998. More specifically, the Loan Amount of Alternate Marketing Networks, Inc.'s short-term credit facility has been increased from $1,000,000 to $2,500,000. Commensurate with this increase is a change in the Advance Formula to read:
"Amounts outstanding under the Loan shall not exceed the lesser of $2,500,000 or 70% of acceptable accounts receivable. All other terms and conditions of the Letter Loan Agreement dated August 28, 1998, will remain unchanged.

Sandy, if the aforementioned amendment is as agreeable to you as it is to us, please sign, date, and return the enclosed copy of this letter, as well as the new note in the envelope provided.

Yours truly,

/s/ Bill Bruinsma

Enclosure

Agreed to and accepted this 1st
day of December, 1998

ALTERNATE MARKETING NETWORKS, INC.

By:  /s/ Sandra J. Smith
         Sandra J. Smith
Its: Chief Financial Officer